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Ford Motor Company Posts Best July Since 2006
and Best Retail Sales Since 2005

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Ford Motor Company's U.S. sales for July increase 11 percent compared with a year ago, for the best total July monthly sales since 2006; retail sales surge 19 percent, for the best July retail sales since 2005

•	Ford small cars - Fiesta, Focus and C-MAX hybrids - are up 32 percent, driving coastal retail share gains

•	Ford utility vehicles also strong, with Edge up 15 percent, Explorer up 13 percent and Escape up 4 percent, putting all three vehicles on pace for a record-setting year

•	F-Series posts best July sales since 2006

DEARBORN, Mich., Aug. 1, 2013 - Ford Motor Company's U.S. sales grew 11 percent compared with a year ago - the best total July sales since 2006. Retail sales are up 19 percent, marking the company's best July retail sales month since 2005.

With tight inventories, retail car sales are up 13 percent, utilities are up 19 percent, and trucks are up 27 percent - with strong growth in the coastal regions.

“We saw continued strength and growth in our retail business, particularly in the coastal regions of the country,” said Ken Czubay, Ford vice president, U.S. marketing, sales and service. “Our small cars and hybrids continue to attract new customers to Ford and away from our competitors, thanks to the vehicles' combination of styling, technology, fuel economy and performance.”

Ford small cars - including Fiesta, Focus and C-MAX hybrids - are up 32 percent, with a combined 27,131 sales, making it Ford's best July for small car performance since 2000.

All three Ford utility vehicles are on pace to set sales records this year, with Escape up 4 percent in July to 22,343 vehicles sold and Explorer up 13 percent to 12,742 vehicles sold. Edge also posted a record July with 10,541 vehicles sold, a 15 percent increase from last year.

F-Series sales increased 23 percent, with 60,449 vehicles sold. F-Series sales now have increased for 24 consecutive months, and July 2013 marks the best July sales month for F-Series since 2006.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 177,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.